Exhibit 99.1

Avinger Announces Pricing of up to $24 Million Public Offering

$6 million upfront with up to an additional $18 million of aggregate gross proceeds upon the exercise in full of clinical milestone-linked Series Warrants

REDWOOD CITY, CA / ACCESSWIRE / June 14, 2024 / Avinger, Inc. (NASDAQ:AVGR), a commercial-stage medical device company developing and marketing the first and only intravascular image-guided, catheter-based systems for diagnosis and treatment of vascular disease, today announced the pricing of a public offering of an aggregate of 3,614,457 shares of its common stock (or common stock equivalents in lieu thereof), Series A-1 warrants to purchase up to 3,614,457 shares of common stock, Series A-2 warrants to purchase up to 3,614,457 shares of common stock and Series A-3 warrants to purchase up to 3,614,457 shares of common stock (all the warrants, collectively, the “Series Warrants”), at a combined public offering price of $1.66 per share (or per common stock equivalent in lieu thereof) and accompanying Series Warrants. The Series Warrants will have an exercise price of $1.66 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Series Warrants. The Series A-1 warrants will expire on the on the earlier of the five-year anniversary of the initial issuance date and within 60 days following the public announcement of FDA clearance of a second image-guided coronary device with a therapeutic indication other than diagnostic imaging or coronary CTO crossing, the Series A-2 warrants will expire on the earlier of the twenty-four month anniversary of the initial issuance date and within 60 days following the public announcement of the occurrence of 510(k) clearance of the image-guided Coronary CTO crossing device and the Series A-3 warrants will expire on the earlier of the nine-month anniversary of the initial issuance date and within 60 days following the public announcement of the occurrence of FDA approval of the image-guided Coronary CTO IDE application. The closing of the offering is expected to occur on or about June 17, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $6 million before deducting the placement agent’s fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the Series Warrants, if fully exercised on a cash basis, will be approximately $18 million. No assurance can be given that any of the Series Warrants will be exercised. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333- 279738), as amended, which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 13, 2024. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC and a final prospectus relating to the offering will be filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first image-guided, catheter-based system for the diagnosis and treatment of patients with vascular disease in the peripheral and coronary arteries. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox series of imaging consoles, the Ocelot and Tigereye® family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices for the treatment of peripheral artery disease (PAD), estimated to affect more than 200 million people worldwide. Avinger is developing its first product application for the treatment of coronary artery disease (CAD), an image-guided system for CTO-crossing in the coronary arteries, which provides the opportunity to redefine a large and underserved market. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering, the anticipated use of proceeds therefrom, the ability of the Company to achieve certain milestone events; the exercise of the Series Warrants upon the achievement of such milestone events or otherwise prior to their expiration, the receipt of stockholder approval, the potential success of our coronary artery disease programs, our anticipated timing of launching new products, our expectations regarding filing an IDE application and initiation of clinical trials, the outcomes of clinical trials and our ability to establish a leading position in the market; the expected cost savings from our headcount reduction; and our ability to expand our portfolio of peripheral devices. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, market and other conditions, our ability to manage our company with fewer employees, dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by physicians; our ability to obtain regulatory approvals for our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2024, and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward- looking statements.

Investor Contact:

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Public Relations Contact:

Phil Preuss

Chief Marketing Officer

Avinger, Inc.

(650) 241-7942

pr@avinger.com